Certificate of Merger

of

fohg acquisition corp.

(a New York corporation)

WITH AND into

FREDERICK’S OF HOLLYWOOD GROUP INC.

(a New York corporation)

Under Section 904 of the Business Corporation Law (the "BCL")

May 30, 2014

Pursuant to Section 904 of the BCL, each of the undersigned hereby certifies on behalf of the constituent corporations named herein, as follows:

FIRST: The name of the constituent corporation which is to be the surviving corporation, and which is hereinafter sometimes referred to as the “surviving corporation”, is “Frederick’s of Hollywood Group Inc.”, and the name under which it was originally formed is “Industrial Undergarment Corporation.”

Second: The name of the other constituent corporation, which is being merged into the surviving corporation, and which is hereinafter sometimes referred to as the “merged corporation”, is “FOHG Acquisition Corp.”

Third: The designation, number and entitlement to vote of each outstanding class and series of shares for each of the constituent corporations is as follows:

FOHG Acquisition Corporation

Designation of Class	Number of Shares Outstanding	Shares Entitled to Vote	Classes and series of shares entitled to vote as a class

Common Stock: par value $0.01 per share	100	100	Yes

Frederick’s of Hollywood Group Inc.

Designation of Class	Number of Shares Outstanding	Shares Entitled to Vote	Classes and series of shares entitled to vote as a class

Common Stock: par value $0.01 per share	39,273,254	39,273,254	Yes

Series A Convertible Preferred Stock, par value $0.01 per share,	114,129	0	No

Series B Convertible Preferred Stock, par value $0.01 per share	59,062	0	No

Fourth: The date when the certificate of incorporation of the merged corporation was filed by the Department of State of New York is November 14, 2013. The date when the certificate of incorporation of the surviving corporation was filed by the Department of State of New York is April 10, 1935.

Fifth: The merger was authorized with respect to the merged corporation in the following manner: An agreement and plan of merger was adopted by the unanimous written consent of the board of directors of the merged corporation on December 18, 2013. On April 14, 2014, the board of directors approved by unanimous written consent an amendment to the agreement and plan of merger. The board of directors submitted the agreement and plan of merger as amended to a vote of shareholders. The agreement and plan of merger was adopted by written consent of the sole shareholder of all the outstanding shares entitled to vote thereon.

The merger was authorized with respect to the surviving corporation in the following manner: An agreement and plan of merger was adopted by the board of directors of the surviving corporation at a meeting on December 18, 2013. On April 14, 2014, the board of directors of the surviving corporation approved by unanimous written consent an amendment to the agreement and plan of merger. The board of directors submitted the agreement and plan of merger as amended to a vote of shareholders. The agreement and plan of merger was adopted at a meeting of the shareholders by vote of the holders of two-thirds of all outstanding shares entitled to vote thereon.

SIXTH: The following is a statement of any amendments or changes in the certificate of incorporation of the surviving corporation to be effected by the merger:

1. To change the aggregate number and classes of shares which the Corporation has authority to issue pursuant to Article 3 from 210,000,000, 39,273,254 of which are currently outstanding, consisting of (i) 200,000,000 shares of Common Stock, par value $0.01 per share, (ii) 10,000,000 shares of Preferred Stock, par value 0.01, consisting of (x) 125,000 shares of Series A Convertible Preferred Stock, stated value $100 per share and (y) 300,000 shares of Series B Convertible Preferred Stock, stated value $100, to 1,000, consisting of 1,000 shares of Common Stock, par value $0.01 per share, Article 3 is amended to read in its entirety as follows:

“3. The aggregate number of shares which the Corporation shall have authority to issue is 1,000 common shares of the par value of $0.01 per share.”

2. To change the address to which the Secretary of State shall send a copy of any process against the Corporation served upon him, Article 6 is amended to read in its entirety as follows:

“6. The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is Frederick’s of Hollywood Group Inc., c/o Harbinger Group Inc., 450 Park Avenue, 30th Floor, New York, NY 10022.”

3. To provide for written consent of the shareholders of the Corporation, a new Article 10 is inserted as follows:

“10. Any action to be taken by the shareholders by vote may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.”

SEVENTH: The merger is to become effective upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the constituent corporations have caused this certificate to be signed by an authorized officer of each respective corporation, this 30th day of May, 2014.

fohg acquisition corp.

By:	/s/ Philip A. Falcone
Name:	Philip A. Falcone
Title:	President and Chief Executive Officer

frederick’s of hollywood group inc.

By:	/s/ Thomas J. Lynch
Name:	Thomas J. Lynch
Title:	Chief Executive Officer

[Signature Page to FOHG – Frederick’s Certificate of Merger (New York)]

Certificate of Merger

of

fohg acquisition corp.

(a New York corporation)

WITH AND into

FREDERICK’S OF HOLLYWOOD GROUP INC.

(a New York corporation)

Under Section 904 of the Business Corporation Law

Filed by:	Broderick Henry

  Milbank, Tweed, Hadley & McCloy LLP

  One Chase Manhattan Plaza

  New York, New York 10005